QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(3)

Annex C

[LAZARD LETTERHEAD]

LAZARD FRÈRES & CO. LLC 30 ROCKEFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6000 www.lazard.com

                                                                                             March 10, 2010

Sauer-Danfoss Inc.
The Special Committee of the Board of Directors
250 Parkway Drive, Suite 270
Lincolnshire, Illinois 60069

Dear Members of the Special Committee:

        We understand that Danfoss A/S, a corporation organized under the laws of Denmark ("Parent"), intends to commence an offer to purchase (the "Offer"), through Danfoss Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), all of the outstanding shares (the "Shares") of common stock, par value $0.01 per share, of Sauer-Danfoss Inc., a Delaware corporation (the "Company"), that are not already owned by Parent and its affiliates, at a price of $13.25 per Share, and on the other terms and conditions set forth in the draft Offer to Purchase dated March 5, 2010 (the "Draft Offer to Purchase"). We also understand that Parent has committed to effect a merger (the "Merger") following consummation of the Offer pursuant to which any remaining issued and outstanding Shares (other than Shares owned by Parent or the Purchaser or, if applicable, as to which dissenter's rights have been perfected) will be canceled and converted into the right to receive $13.25 in cash.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Shares (other than Parent, the Purchaser or their respective affiliates or, if applicable, holders of Shares as to which dissenter's rights have been perfected) of the $13.25 per Share (the "Consideration") to be paid to such holders in the Offer and the Merger.

        In connection with this opinion, we have:

  (i)
  Reviewed the Draft Offer to Purchase;

  (ii)
  Analyzed certain publicly available historical business and financial information relating to the Company;

  (iii)
  Reviewed various financial forecasts and other data provided to us by the Company relating to its business (the "Financial Forecasts");

  (iv)
  Held discussions with you and the members of the senior management of the Company with respect to the business and prospects of the Company, including the discussions that we had with you and members of senior management about the risks and uncertainties in achieving such Financial Forecasts;

  (v)
  Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

  (vii)
  Reviewed historical stock prices and trading volumes of the Shares; and

  (viii)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with such valuation or appraisal. With respect to the Financial Forecasts that we have reviewed, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such Financial Forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof We do not express any opinion as to the price at which Shares may trade at any time subsequent to the announcement of the Offer or the Merger.

        In rendering our opinion, we have assumed, with your consent, that following the consummation of the Offer, the Merger will be consummated such that any remaining issued and outstanding Shares (other than Shares owned by Parent or the Purchaser or, if applicable, as to which dissenter's rights have been perfected) will be canceled and converted into the right to receive the Consideration. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Offer and the Merger will not have an adverse effect on the Company. We have further assumed, with your consent, that the final Offer to Purchase will not vary from the Draft Offer to Purchase reviewed by us in any manner that is material to our opinion, and the Offer and the Merger will be effected in accordance with the terms set forth in the Draft Offer to Purchase, without any waiver or modification of any material terms or conditions. We do not express any opinion as to any tax or other consequences that might result from the Offer or the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Offer or the Merger (other than Consideration to the extent expressly specified herein). In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Offer or the Merger, or class of such persons, relative to the Consideration or otherwise.

        Lazard Frères & Co. LLC is acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Offer and the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the closing of the Offer. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

        In rendering our opinion, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Offer and the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Offer and the Merger.

        Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of the Company and the entire Board of Directors of the Company (solely in their capacities as such) and our opinion is rendered to the Special Committee of the Board of Directors of Company in connection with its evaluation of the Offer and the Merger. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should tender, vote or act with respect to the Offer and the Merger or any matter relating thereto.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to the holders of Shares (other than Parent, the Purchaser or their respective affiliates or, if applicable, holders of Shares as to which dissenter's rights have been perfected) in the Offer and the Merger is fair, from a financial point of view, to such holders.

Very truly yours,
LAZARD FRÈRES & CO. LLC
By	/s/ BARRY RIDINGS Barry Ridings Managing Director

QuickLinks

  Exhibit (a)(3)
Annex C